EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT is entered into as of September ___, 2004 by and among INK SOURCE, INC., a Wisconsin corporation ("Seller"), MICHAEL SLOAN ("Shareholder") and NOR-COTE INTERNATIONAL INC., an Indiana corporation ("Purchaser").

                                    PREAMBLE

         Subject to the terms and conditions hereof, Purchaser desires to purchase and Seller desires to sell substantially all of the assets and rights relating to or used or useful in connection with Seller's business of manufacturing and selling UV curable printing inks and coatings (the "Business");

                                    AGREEMENT

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

                                    SECTION 1
                                PURCHASE AND SALE OF ASSETS

         1.1 Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, on such date (the "Closing Date"), all of Seller's right, title and interest in and to substantially all of its assets of every kind and description, tangible and intangible, personal or mixed, and wherever located, including but not limited to Seller's goodwill, backlog, customer lists, customer deposits, telephone numbers, trade and product names (including, but not limited to, all rights to the name "Ink Source" and any derivatives thereof), proprietary property and products, prepaid expenses, formulas, technologies, software, web page and rights therein, furniture, equipment, machinery and other intellectual property, except in each case Excluded Assets (as defined below). All of the assets described or referred to in this Section 1.1 (except Excluded Assets) are hereinafter referred to as the "Subject Assets" and include, without limitation, those assets set forth below:

         (a) All furniture, equipment and machinery as set forth in Schedule 1.1(a);

         (b) All Intellectual Property (as defined in Section 2.6);

         (c) All accounts receivable (the "Accounts Receivable"), work-in-process and all intangible assets each of which is set forth in Schedule 1.1(c);

         (d) All cash and cash equivalents as set forth in Schedule 1.1(d); and

         (e) All inventory in Seller's actual or constructive possession as set forth in Schedule 1.1(e); and

         (f) To the extent permitted by the terms of each Assumed Contract (as defined below) and applicable law, all outstanding sales proposals, purchase orders, agreements or contracts to provide or receive goods and/or services, all customer agreements, vendor agreements, commitments, agreements and licenses relating to the Intellectual Property, as set forth in Schedule 1.1(f) (the "Assumed Contracts").

         1.2 Excluded Assets. Purchaser and Seller agree and acknowledge that, Seller is not transferring to Purchaser and Purchaser is not purchasing the corporate minute book or other corporate records that are not necessary for the continued operation of the Business (hereinafter referred to as the "Excluded Assets").

         1.3 Assumption of Liabilities. It is expressly understood and agreed that Purchaser is not assuming or becoming liable for any liabilities of Seller of any kind or nature at any time existing or asserted, whether known or unknown, fixed, contingent or otherwise not specifically assumed herein by Purchaser. Notwithstanding the foregoing, upon the sale and purchase of the Subject Assets, Purchaser shall accept and assume and, as the case may be, pay, discharge, perform and observe in the ordinary course, the following, and only the following liabilities, duties and obligations (the "Assumed Liabilities"):

         (a) Seller's current liabilities set forth in Schedule 1.3(a) in an amount not to exceed $80,000.00.

         (b) Seller's liabilities to F&M Bank in an amount not to exceed $159,747.00.

         (c) All of Seller's rights and executory obligations under the Assumed Contracts to be performed after the Closing Date (excluding any obligations or liabilities of Seller under any Assumed Contract that were to have been performed, fulfilled or satisfied on or prior to the Closing Date).

         1.4 Excluded Liabilities. The liabilities and obligations of Seller, whether fixed, contingent, known or unknown and whether existing as of the Closing Date or arising thereafter which are not specifically assumed by Purchaser under Section 1.3 of this Agreement are hereinafter referred to as the "Excluded Liabilities." Seller hereby acknowledges and agrees that, except for the Assumed Liabilities, Purchaser is not assuming or becoming liable for, and Seller shall remain exclusively liable for, all of the Excluded Liabilities.

         1.5 Purchase Price. In consideration of the sale by Seller to Purchaser of the Subject Assets, and subject to the other terms and conditions contained herein, Purchaser agrees to pay, the sum of Two Hundred Thirty Nine Thousand Seven Hundred Forty Seven Dollars ($239,747.00) (the "Purchase Price") to Seller. This Purchase Price shall be paid by Purchaser assuming the liabilities set forth in Schedules 1.3(a) and 1.3(b). No cash shall be paid.

         Purchaser and Seller hereby agree to allocate the Purchase Price, as set forth on Schedule 1.5 among the classes of Subject Assets and to file its federal income tax returns and its other tax returns reflecting such allocation, including Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended ("Code").

         1.6. Transfer of Subject Assets. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of

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transfer, transferring to Purchaser title to all of the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and (c) except as otherwise provided in this Agreement, shall effectively vest in Purchaser good and marketable title to all the Subject Assets free and clear of all licenses, liens, encumbrances, mortgages and security interests whatsoever (collectively "Liens") other than Assumed Liabilities.

                                    SECTION 2
            SELLER'S AND SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES
            ---------------------------------------------------------

         Seller and Shareholder hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement as follows:

         2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin. Seller is duly qualified to conduct the Business in all states in which the failure to so qualify would have a material adverse effect on this Agreement or the assets purchase hereunder.

         2.2 Authority of Seller and Shareholder. Seller and Shareholder have the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller or Shareholder pursuant to this Agreement (the "Seller Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and Shareholder of this Agreement and Seller Documents have been duly authorized by all necessary action of Seller and Shareholder and no other action on the part of Seller or Shareholder is required in connection therewith. This Agreement and Seller Documents executed and delivered by Seller and Shareholder pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Seller and Shareholder enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. The execution, delivery and performance by Seller and Shareholder of this Agreement, Seller Documents and the consummation of the transactions contemplated hereby or thereby:

         (a) Does not and will not violate any provision of the Articles of Incorporation or Bylaws of Seller, in each case as amended to date;

         (b) Does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

         (c) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract instrument mortgage, lien, lease, permit authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a

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party or by which any of the property of Seller is bound or affected, or result in the creation or imposition of any Lien (except for Assumed Liabilities) on any of the Subject Assets. The officers or agents of Seller who execute this Agreement and Seller Documents contemplated hereby on behalf of Seller have and shall have all requisite power to do so in the name of and on behalf of Seller.

         2.3 Absence of Restrictions. Neither Seller or Shareholder has made any other agreement with any other party with respect to the sale or any other disposition or encumbrance of the Business or the Subject Assets.

         2.4 Title to Assets. Except as set forth in Schedule 2.4, Seller has good, marketable and indefeasible title to all of the Subject Assets, free and clear of all claims, liabilities, restrictions and Liens. Upon the sale, assignment, transfer and delivery of the Subject Assets to Purchaser under and in accordance with this Agreement and Seller Documents, there will be vested in Purchaser good, marketable and indefeasible title to the Subject Assets, free and clear of all Liens. The Subject Assets: (i) include all assets and properties used or held for use by Seller to conduct the Business as currently conducted; and (ii) include all assets and properties necessary for Purchaser to operate the Business in the same manner as Seller.

         2.5 Liabilities Related to Assets. Except as specifically stated in this Agreement and/or Seller Documents, Seller has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the Subject Assets subsequent to Closing.

         2.6 Intellectual Property.

         (a) Seller has exclusive ownership of, or valid license or authority to use, all trade secrets, know how, computer software, licenses, trademarks, trade or product names, company names, logos, customer lists, mailing lists, sales and advertising material, formulas, technology, drawings and designs, customer specifications, supplier information, systems, data compilations, research results or other proprietary rights, (collectively, "Intellectual Property") sold under this Agreement, including but not limited to those set forth in
Schedule 2.6(a). Seller has the non-exclusive right to use, free and clear of claims or rights of other persons, all of the Intellectual Property without payments to or consents from any other party.

         (b) Seller's use of any Intellectual Property does not infringe any rights of any other person. Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer or any past or present employee of Seller.

         2.7 Assumed Contracts. All of the Assumed Contracts have been entered into in the ordinary course of business, are in full force and effect and have not been amended, extended or otherwise modified (whether orally or in writing), except for amendments, extensions, and modifications made in the ordinary course

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of business consistent with past practices. Neither Seller nor any other party thereto is in default under any such Assumed Contracts (a "default" being defined for purposes hereof as an actual default, other than late payment of an Account Receivable, or any set of facts which would, upon receipt of notice or passage of time or both, constitute a default, other than late payment of an Account Receivable). Seller is not a party to or subject to any contract or agreement that will impose any material obligations on Purchaser (except for the obligations to be performed under the Assumed Contracts in the ordinary course of business) or otherwise materially impair the value of the Subject Assets after the Closing Date. All of the terms of each Assumed Contract as amended, are set forth in writing and true and complete written copies of all of the Assumed Contracts have been provided to Purchaser.

         2.8 No Litigation; Compliance. There is no litigation or governmental or administrative proceeding or investigation pending or, to Seller's knowledge, threatened against Seller or any of its affiliates which may have an adverse effect on the Subject Assets subsequent to Closing, or which would prevent the consummation of the transactions contemplated by this Agreement or the Seller Documents. Seller has not received notice of any violation or alleged violation of any applicable statute, ordinance, order, rule or regulation.

         2.9 Taxes. Seller has paid or caused to be paid any and all federal, state, local, foreign and other taxes, and all deficiencies, or other additions to tax, interest, fines and penalties that are due and payable by Seller through the Closing Date, whether disputed or not. Seller has, in accordance with all applicable law, filed all federal, state, local, foreign and other tax returns required to be filed by Seller through the Closing Date, and all such returns correctly and accurately set forth the amount of any taxes relating to the applicable period. There is no unassessed tax deficiency proposed or threatened against Seller. None of the Subject Assets are or will be subject to any lien or encumbrance for taxes which are past due or which became payable or accrued on or prior to the Closing Date.

         2.10 Warranty or Other Claims. There are no existing or threatened errors or omissions, warranty or other similar claims against Seller or any Subject Asset. Seller shall be responsible for any errors or omissions claims, warranty claims or any other claims relating to products or services that it sold or provided prior to the Closing Date.

         2.11 Environmental Matters.

         (a) (i) Seller has no liability under, nor has it violated, any Environmental Law; (ii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law, and (iii) none of the items enumerated in clause (ii) of this subsection will to the knowledge of Seller be forthcoming.

         (b) Schedule 2.11(b) attached hereto and made a part hereof sets forth copies of all documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller, whether

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generated by Seller or others, including without limitation environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

         (c) For purposes of this Section, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste", shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

         2.12 Transactions with Interested Persons. Neither Seller nor any principal, officer, supervisory employee or director of Seller or any of their respective spouses or family members owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

         2.13 Accounts Receivable. All of the Accounts Receivable of Seller are bona fide, valid and enforceable claims not subject to any setoffs or counterclaims . Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, or from any of their respective spouses or family members (excluding travel advances).

          2.14 Compliance with Laws. Seller has complied in all material respects with all applicable domestic and foreign laws; and Seller has not received any written notice, order or other written communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law. All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted, are in full force and effect without any default or violation thereunder by Seller or by any other party thereto.

         2.15 Financial Statements.

         (a) Schedule 2.15(a) includes financial statements of Seller as of December 31, 2003 ("Seller Year-End Financial Statements"). Seller Year-End Financial Statements accurately and fairly present the financial condition and results of the operations of Seller as of the date thereof and for the period referred to.

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         (b) Schedule 2.15(b) includes financial statements of Seller as of
August 31, 2004 ("Seller Interim Financial Statements"). The Seller Interim Financial Statements accurately and fairly present the financial condition and results of the operations of Seller as of the date thereof and for the period referred to.

         2.16 Material Adverse Change. Since December 31, 2003, there has been no material change in the business, assets, prospects, condition (financial or otherwise) or results of operations of Seller. Seller has not omitted or failed to disclose any material fact or contingency. Since June 1, 2004, there have not been any dividends, distributions, disbursements, reimbursements, bonuses, loan repayments (either principal or interest) or other payments paid to any of Seller's shareholders.

         2.17 Accuracy of Information. No information, exhibit or report furnished by Seller or Shareholder to Purchaser in connection with the negotiation of, or compliance with, this Agreement, contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.


                                    SECTION 3
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

         Purchaser hereby represents and warrants to Seller as of the date of this Agreement as follows:

         3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full corporate power to conduct its business in the manner and in the places where such business is conducted.

         3.2 Authority of Purchaser. Purchaser has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (the "Purchaser Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents have been duly authorized by all necessary action of Purchaser and no other action on the part of Purchaser is required in connection therewith. This Agreement and Purchaser Documents executed and delivered by Purchaser pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor's rights. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents and the consummation of the transactions contemplated hereby or thereby:

         (a) does not and will not violate any provision of the Articles of Incorporation or By-laws of Purchaser, in each case as amended to date;

         (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Purchaser or require Purchaser to obtain any material approval, consent or waiver of, or make any filing with, any

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person or entity (governmental or otherwise) that has not been obtained or made;
and

         (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which Purchaser is a party and which is material to the business and financial condition of Purchaser.

The officers or agents who execute this Agreement and the Related Agreements on behalf of Purchaser have and shall have all requisite power to do so in the name of and on behalf of Purchaser.

         3.3 No Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to Purchaser's knowledge, threatened against Purchaser or any of his affiliates which would prevent or hinder the consummation of the transactions contemplated by this Agreement or the Related Agreements.

                                    SECTION 4
                RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING DATE
                -------------------------------------------------

         4.1 Further Assurances. Seller, from time to time after the Closing Date at the request of Purchaser and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and invest in, Purchaser each of the Subject Assets.

         4.2 Collection of Assets. Subsequent to the Closing Date, Purchaser shall have the right and authority to collect all Accounts Receivable and other items transferred and assigned to it by Seller and Seller agrees hereunder to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Purchaser from time to time any property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other items included in the Subject Assets.

         4.3 Names and Marks. Subsequent to the Closing Date, Seller shall not use any names or marks containing the words "Ink Source" and shall not use any other corporate, business or assumed name, or name or mark containing the words "Ink Source" without the prior written consent of Purchaser.


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                                    SECTION 5
                                     CLOSING
                                     -------

         5.1 Time. The Closing hereunder shall occur on or before September 30, 2004, and be effective as of 12:01 a.m. on October 1, 2004.

         5.2 Deliveries.

         (a) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser:

                  (i) a Bill of Sale executed by Seller;

                  (ii) an Employment Agreement executed by Shareholder;

                  (iii) a certified copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Seller is a party; and

                  (iv) releases of any security interests in the Subject Assets (including but not limited to F&M Bank).

         (b) At the Closing, Seller and Shareholder shall receive all of the following, in form and substance reasonably satisfactory to Seller and
Shareholder:

                  (i) Employment Agreement executed by Purchaser; and

                  (ii) a certified copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party.


                                    SECTION 6
                                 INDEMNIFICATION
                                 ---------------

         6.1 Indemnification by Seller and Shareholder. In addition to and in no way limiting any other provisions of this Agreement:

         (a) Seller and Shareholder hereby jointly and severally agree, subsequent to the Closing Date, to indemnify and hold Purchaser and persons serving as shareholders, officers, directors, employees or agents thereof (individually a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") harmless from, and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) (collectively, "Purchaser Indemnified Losses") of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or

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settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (i) fraud or intentional misrepresentation by Seller or Shareholder in or of any of its/his representations, warranties or covenants under this Agreement or any Related Agreement or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto;

                  (ii) any other breach of any representation, warranty or covenant of Seller or Shareholder under this Agreement or any Related Agreement or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto, or by reason of any claim, action or proceedings asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties or covenants or any conduct by Seller or Shareholder or performance by Seller or Shareholder under any Assumed Contract prior to closing; and

                  (iii) any liability obligation of Seller or Shareholder relating to any Excluded Liabilities.

         (b) Seller and Shareholder shall have no obligation to indemnify the Purchaser Indemnified Parties against Purchaser Indemnified Losses pursuant to
Section 6.1(a) unless and until the aggregate of all such Purchaser Indemnified Losses suffered or incurred by the Purchaser Indemnified Parties exceeds $5,000 in which event the Purchaser Indemnified Parties shall be entitled to indemnification for the full amount of all Purchaser Indemnified Losses suffered or incurred.

         6.2 Indemnification by Purchaser.

         (a) Purchaser agrees subsequent to the Closing Date to indemnify and hold Seller and persons serving as shareholders, officers, directors, employees or agents thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including without limitation, reasonable fees of counsel) ("Seller Indemnified Losses") of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (i) fraud or intentional misrepresentation by Purchaser in or of any of its representations, warranties or covenants under this Agreement or any Related Agreements or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto or thereto; and

                  (ii) any other breach of any representation, warranty or covenant of Purchaser under this Agreement or any Related Agreements or in any certificate, schedule, exhibit or financial statement delivered pursuant hereto, or by reason of any claim, action or proceeding

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         asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

         6.3 Notice: Defense of Claims. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall give written notice thereof to the indemnifying party within ten (10) days after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by the third party. Within ten (10) days after receiving such notice, the indemnifying party shall give written notice to the indemnified party stating whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party gives notice to the indemnified party of its intent to defend such claim within such ten (10) day period, the indemnifying party shall be entitled to direct the defense against the third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised by its counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to defend a third party claim or liability is given by the indemnifying party, or if such good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party). If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense at the expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle any third party claim without the consent of the other (which consent shall not be unreasonably withheld.)


                                    SECTION 7
                            CONFIDENTIAL INFORMATION
                            ------------------------

                    For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Business, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, knowhow, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and

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strategies, and other financial and intellectual property with respect to the
Business.

         Except as authorized in writing by Purchaser, Seller shall not disclose, communicate, publish or use for the benefit of itself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Seller also agrees that: a) the Confidential Information will be held in confidence by Seller using the same degree of care, but no less than a reasonable degree of care, as Seller uses to protect its own confidential information of a like nature; b) it will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and
c) in the event Seller is legally required to disclose any portion of the Confidential Information, it shall promptly notify Purchaser so that Purchaser may take steps to protect its Confidential Information.

         The obligations of this Section 7 shall terminate with respect to any particular portion of Confidential Information which: a) is in the public domain; b) entered the public domain through no fault of Seller ; or c) was rightfully communicated by a third party to Seller free of any obligation of confidence.

         In no event shall Seller be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. Seller agrees that for a period of ten (10) years following the date of this Agreement, it will use its best efforts to maintain the confidentiality of the Confidential Information.

                                    SECTION 8
                                 NON-COMPETITION
                                 ---------------

         For a period commencing on the Closing Date and ending on the tenth
(10th) anniversary of the Closing Date, without the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole and absolute discretion) Seller shall not, directly or indirectly, for itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

         (a) solicit, participate or aid in the solicitation of orders for Restricted Products or Services, or perform or sell any Restricted Products or Services to any of Purchaser's customers who were serviced by Seller , solicited by Seller or who became customers of Seller as a result of any actions taken by Seller ;

         (b) solicit, participate or aid in the solicitation of, or perform or sell any Restricted Products or Services to any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller , at any time during the three (3) year period preceding the Closing Date;

         (c) contact, or aid or participate in the contact, including allowing the use of Seller's name in connection with the contact of, any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller, at any time during the three (3) year period preceding the Closing Date,

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

for the purpose of diverting their purchases of Restricted Products or Services from Purchaser;

         (d) sell or perform any Restricted Products or Services for any of Purchaser's customers who were customers, or had an ongoing business relationship with Seller, at any time during the three (3) year period preceding the Closing Date;

         (e) solicit or contact or aid or participate in the contact, including allowing the use of Seller's name in connection with the contact of, Purchaser's employees, for the purpose of inducing them to terminate their employment with Purchaser; or

         (f) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business in competition with Purchaser in the sale and offering of Restricted Products or Services either directly or indirectly. The prohibitions and covenants enumerated in this Section 8(f) shall bind Seller in the following geographic area: the United States.

         "Restricted Products and Services" shall be defined as any product sold or service performed in the business of manufacturing or selling UV curable printing inks and coatings.

         Seller and Purchaser agree that due to the nature of Purchaser's business and its scope of operations, and due to Seller's knowledge of Confidential Information of Purchaser, and in further consideration of Purchaser's legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, placed on Seller's ability to engage in any activity competitive with Purchaser, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Seller further acknowledges and agrees that the breadth of such restrictions is reasonable because it has become acquainted with the affairs of Purchaser, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to Purchaser. Seller acknowledges and agrees that Purchaser has a need to protect, through the above restrictions, each of the foregoing interests and Purchaser's goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

         Purchaser and Seller agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 7 or 8 by Seller, Purchaser shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

         (a) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by Purchaser;

         (b) In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation, and Purchaser shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

         (c) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of Purchaser, in the event a Court should consider the scope, duration or territory too extensive, the Court shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and territory (but never for a greater scope, longer period or larger territory than set forth above) as the Court shall find to be reasonable, necessary, valid and legally enforceable;

         (d) These covenants are reasonable and necessary for the protection of Purchaser's business interests, that irreparable injury will result to Purchaser if Seller breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, Purchaser will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by it of any of these covenants, Purchaser shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

         (e) Purchaser would not have entered into this Agreement but for Seller's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 7 and 8 hereof, and for Seller's agreement that the scope, duration and territorial restrictions of these covenants are reasonable.

                                    SECTION 9
                                  MISCELLANEOUS
                                  -------------

         9.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including but not limited to fees for attorneys, accountants and other advisers.

         9.2 Governing Law. This Agreement and the Related Agreements and all disputes, whether equitable or legal in nature, that arise under this Agreement that relate in any way to the rights or duties of the parties hereto or thereto, shall be governed by the internal laws of the State of Indiana, without regard to the conflict or choice of laws provisions thereof.

         9.3 Entire Agreement. This Agreement and the schedules and exhibits referred to herein are complete and reflect the entire agreement of the parties with respect to their subject matter and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by either of the parties except as referred to in this Agreement or in such schedules or exhibits or Related Agreements, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed therein or herein or in such schedules or exhibits or Related Agreements.

         9.4 Assignability; Binding Effect. This Agreement shall be assignable by Purchaser to a corporation, partnership or entity, within its control group provided that such assignment shall not release Purchaser of its obligations hereunder prior to the assignment. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         9.5 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction of or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         9.6 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         9.7 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         9.8 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                 INK SOURCE, INC.


                                 By:  ______________________________________



                                 NOR-COTE INTERNATIONAL INC.


                                 By:  ______________________________________




                                 --------------------------------------
                                 Michael Sloan







[SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT BY AND AMONG INK SOURCE, INC., MICHAEL SLOAN AND NOR-COTE INTERNATIONAL, INC.]

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